Exhibit 99.1

Stifel buys The Business Bank of St. Louis

By Greg Edwards – Reporter, St. Louis Business Journal – May 10, 2018 4:42 P.M. CDT

Stifel Financial Corp. is buying Business Bancshares Inc. and its Business Bank of St. Louis in an effort to become a major player in local business lending.

Terms were not disclosed. The deal is expected to close in the fourth quarter.

Stifel already owns Stifel Bank & Trust, with $15.3 billion in assets, which serves its clients nationwide, including those of the Stifel, Nicolaus brokerage. The acquisition of the Business Bank, with $630 million in assets, is more locally focused.

“We would like to be St. Louis’ investment bank, wealth management company and business bank,” Stifel Chairman Ron Kruszewski said in a phone call from Phoenix, where the company is holding a board meeting. “We’re looking to grow not only nationally, but also grow our presence in St. Louis.”

Stifel has bought more than 20 companies nationally and in London under Kruszewski, who has led the company since 1997 and has said repeatedly that acquisitions will remain central to its growth strategy.

Last year, Stifel began looking for a traditional bank to complement its specialized Stifel Bank & Trust. It compiled a list of more than 40 here and elsewhere, though St. Louis was its preference, and the Business Bank soon rose to the top.

Stifel was interested in the bank because of its management more than its assets, Kruszewski said. “I’m not looking to buy loans — you can buy them online, if you want,” he said. “Larry Kirby, the CEO, and his team are professionals.”

“We thought, ’Wow, a $21 billion company is interested in us.’ We were humbled,” Kirby said. All senior executives and key client managers have agreed to stay. The bank has 70 employees.

Stifel will form an intermediary holding company for the banks. Kirby will continue to lead the Business Bank, and Chris Reichert will continue as CEO of Stifel Bank & Trust and head the as-yet-unnamed holding company.

Reichert hinted at an acquisition in an interview with the Business Journal late last year. “Like our firmwide M&A strategy, the bank may find attractive M&A opportunities where we can expand the capabilities we offer to individual and institutional clients,” he said then.

The Business Bank, with quality assets, a single branch in Clayton and mobile and digital banking, filled the bill, he said.

Kruszewski — who has long advocated investments in St. Louis, including the riverfront stadium proposal — said the Business Bank “is an opportunity to invest in our back yard,” adding, “It’s an investment in a town that needs investment — in the airport, the Convention Center, bike paths. I’m bullish on St. Louis and want St. Louis to be bullish on St. Louis.”

Stifel (NYSE: SF) reported net income of $173.5 million on record net revenue of $2.9 billion for 2017, compared with net income of $77.6 million on net revenue of $2.6 billion for 2016.

The Business Bank, which has more than 100 shareholders and no majority owner, reported a profit of $4.7 million for the year, compared with $6.3 million in 2016, according to the Federal Reserve Bank of St. Louis. The bank was founded by Dave Mishler in 2002.